Exhibit 16.2

January 10, 2025

Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, D.C. 20549

Re:	AiXin Life International, Inc. Commission File Number 0-17284

Dear Sir or Madam:

We have read the statements under item 4.01 in the Form 8-K dated January 7, 2025, of AiXin Life International, Inc. (the “Company”), and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Very truly yours,

/s/ KCCW Accountancy Corp
Diamond Bar, CA